Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2016 (July 26, 2016, as to the effects of the reverse stock split described in Notes 3 and 17) relating to the consolidated financial statements of Medpace Holdings, Inc. and subsidiaries, appearing in the Prospectus dated August 10, 2016 filed by Medpace Holdings, Inc. with the Securities and Exchange Commission on August 11, 2016 pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Registration Statement of Medpace Holdings, Inc. on Form S-1 (No. 333-212226).

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

August 12, 2016